Exhibit 99.1

News Release
U.S. Silica Holdings, Inc. Announces Second Quarter 2019 Results

•	Second quarter revenue of $394.9 million

•	GAAP and adjusted EPS for the quarter of $0.08 and $0.14 per share, respectively

•	Industrial and Specialty Products business delivers record profits

•	Continued growth in SandBox, the industry-leading last-mile logistics solution

•	Expectations for continued strong cash flow support de-levering the balance sheet

Katy, Texas, July 30, 2019 – U.S. Silica Holdings, Inc. (NYSE: SLCA), a diversified industrial minerals company and the leading last mile logistics provider to the oil and gas industry (the “Company”), today announced net income of $6.2 million, or $0.08 per basic and diluted share.
The second quarter results were negatively impacted by $6.1 million or $0.06 per share related to merger and acquisition expenses, $4.7 million or $0.05 per share in facility closure costs, $3.7 million or $0.04 per share in costs related to plant startup and expansion expenses, and $5.5 million or $0.06 per share in other adjustments, partly offset by $14.1 million or $0.15 per share in a gain related to a royalty note payable valuation change, resulting in adjusted EPS for the second quarter of $0.14 per basic and diluted share.
“Our Industrial and Specialty Products business delivered record contribution margin in the second quarter and Sandbox had all-time record delivered loads,’’ said Bryan Shinn, president and chief executive officer. “These successes are a result of the significant growth and diversification strategy we have executed over the last three years. Going forward, we expect U.S. Silica to transition from a net cash consumer to a net cash generator. While we intend to continue investing in modest industrial growth projects and Sandbox technology and growth, we are modeling substantially lower overall capex, minimal investments in oil and gas sand and stable dividend payments. We plan to deploy some of our projected cash flow to reduce our gross debt to Adjusted EBITDA leverage ratio to 3 times by the end of 2021, through a combination of debt reduction and profitable growth,’’ he added.
Second Quarter 2019 Highlights
Total Company

•	Revenue of $394.9 million for the second quarter of 2019 compared with $378.8 million in the first quarter of 2019, up 4% sequentially and down 8% over the second quarter of 2018.

•	Overall tons sold of 4.904 million for the second quarter of 2019 compared with 4.830 million tons sold in the first quarter of 2019, up 2% sequentially and 9% over the second quarter of 2018.

•	Contribution margin of $121.6 million for the second quarter of 2019 compared with $103.1 million in the first quarter of 2019, up 18% sequentially and down 22% over the second quarter of 2018.

•
Net income of $6.2 million, or $0.08 per basic and diluted share, for the second quarter ended June 30, 2019, compared with net income of $17.6 million, or $0.23 per basic and $0.22 per diluted share, for the second quarter of 2018.

•	Adjusted EBITDA of $85.5 million for the second quarter of 2019 compared with $68.8 million in the first quarter of 2019, up 24% sequentially and down 31% from the second quarter of 2018.

Industrial and Specialty Products

•	Revenue of $121.8 million for the second quarter of 2019 compared with $118.3 million in the first quarter of 2019, up 3% sequentially and 18% over the second quarter of 2018.

•	Tons sold totaled 0.972 million for the second quarter of 2019 compared with 0.966 million tons sold in the first quarter of 2019, up 1% sequentially and down 5% over the second quarter of 2018.

•
Segment contribution margin of $50.1 million, or $51.61 per ton, for the second quarter of 2019 compared with $44.6 million in the first quarter of 2019, up 13% sequentially and 21% over the second quarter of 2018.

The Company’s Industrial and Specialty Products business delivered a 21% year-over-year improvement in contribution margin dollars in the second quarter to a record $50.1 million, even though total tons sold declined 5% from 2Q18 to 2Q19. We believe this clearly illustrates the effectiveness of our strategy of increasing our focus on higher margin products. The Company also signed new, long-term contracts in the quarter and began production at our new Millen, Georgia facility, which will enable us to accelerate sales of two of our higher margin products to customers.
Oil & Gas

•	Revenue of $273.1 million for the second quarter of 2019 compared with $260.5 million in the first quarter of 2019, up 5% sequentially and down 16% over the second quarter of 2018.

•	Tons sold of 3.932 million for the second quarter of 2019 compared with 3.864 million tons sold in the first quarter of 2019, up 2% sequentially and 13% over the second quarter of 2018.

•
Segment contribution margin of $71.5 million, or $18.17 per ton, for the second quarter of 2019 compared with $58.6 million in the first quarter of 2019, up 22% sequentially and down 38% from the second quarter of 2018.

In our Oil & Gas segment, we sold a record 3.9 million tons, up 2% sequentially, as we continued to ramp our new West Texas capacity. Volumes in Oil & Gas were negatively affected in the quarter due to flooding in the Midwest, which took our Festus, Missouri plant offline for nearly two months. Oil & Gas contribution margin of $71.5 million was better than expected, despite some pricing pressure in West Texas, partly due to a strong performance from SandBox, a rebound in Northern White sand pricing and reduced operating costs, some of which may not repeat in the third quarter. SandBox posted another record load count, with loads up 14% quarter over quarter, and June exit load volumes hitting an all-time high. We continue to grow share and estimate that we ended the quarter with approximately 27% market share.
Capital Update
As of June 30, 2019, the Company had $189.4 million in cash and cash equivalents and $95.2 million available under its credit facilities. Total debt outstanding under our credit facilities as of June 30, 2019 was $1.264 billion.
Capital expenditures in the second quarter totaled $34.1 million and were mainly for engineering, procurement and construction of our growth projects, primarily at the Lamesa, Texas mine, equipment to expand Sandbox operations, several growth projects in its Industrial and Specialty Products segment, and other maintenance and cost improvement capital projects. During the second quarter, the company generated $71.6 million in cash flow from operations.
Outlook and Guidance
The Company expects its capital expenditures for 2019 to be approximately $125 million. As the Company continues to generate healthy cash flow from operations and following a significant growth initiative that was successfully executed over the last two years, the Company has decided to focus on reducing the level of its outstanding indebtedness. While investments will be made on an ongoing basis to increase the scale of the

Company’s Industrial and Specialty Products business, the Company anticipates that some of its free cash flow after capital expenditures and the regular payment of dividends will be used to strengthen the Company’s balance sheet.
Despite a slowdown in U.S. economic growth, the Company hasn’t observed any material changes to customer demand. Indeed, there is continued strong demand for ground silica products, and the Company continues to expand its capacity in both ground silica products and functional coatings. The Company has appointed new management for EP Minerals and plans to drive organic growth above historical rates through the introduction of new products and entry into new market segments. In particular, the Company is currently pursuing several potential growth platforms in areas like high purity filtration for uses in the pharmaceutical industry and the rubber and polymers industries.
SandBox, our industry-leading last-mile logistics solution, continues to make efficiency gains that drive more savings with customers, which we also believe will offset margin pressure. These include bigger boxes, minimal nonproductive time, and technological improvements to boost operational efficiency and labor cost effectiveness. The Company is actively exploring new applications for SandBox technology in other new oilfield segments and new industries.
For Oil & Gas proppants, volumes are expected to increase by approximately 10% sequentially in the third quarter of 2019, although some softening is to be expected in the fourth quarter of 2019 as exploration and production company budgets are stretched and activity levels decline. There has been further pricing weakness in the Permian basin, although some of that pressure may be offset by the rebound in Northern White sand pricing. At the same time, the Company’s costs per ton continued to decrease, particularly in West Texas. U.S. Silica is at the very low end of the cost curve and will continue to differentiate its frac sand business as the Company becomes more deeply embedded in the value chain of its largest customers, by supplying value-added logistics services that complement the Company’s frac sand supply business.
Conference Call
U.S. Silica will host a conference call for investors today, July 30, 2019 at 7:30 a.m. Central Time to discuss these results. Hosting the call will be Bryan Shinn, president and chief executive officer and Don Merril, executive vice president and chief financial officer. Investors are invited to listen to a live webcast of the conference call by visiting the "Investor Resources" section of the Company's website at www.ussilica.com. The webcast will be archived for one year. The call can also be accessed live over the telephone by dialing (877) 869-3847 or for international callers, (201) 689-8261. A replay will be available shortly after the call and can be accessed by dialing (877) 660-6853 or for international callers, (201) 612-7415. The conference ID for the replay is 13689413. The replay will be available through August 30, 2019.
About U.S. Silica
U.S. Silica Holdings, Inc. is a global performance materials company and last-mile logistics provider and is a member of the Russell 2000 Index. The Company is a leading producer of commercial silica used in a wide range of industrial applications and in the oil and gas industry. Over its 119-year history, U.S. Silica has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 1,500 diversified products to customers across its multiple end markets. U.S. Silica's wholly-owned subsidiaries include EP Minerals and SandBox Logistics, LLC. EP Minerals is an industry leader in the production of products derived from diatomaceous earth, perlite, engineered clays, and non-activated clays. SandBox Logistics, LLC is a state-of-the-art leader in proppant storage, handling and well-site delivery, dedicated to making proppant logistics cleaner, safer and more efficient. The Company currently operates 27 mines and production facilities. The Company is headquartered in Katy, Texas and has offices in Frederick, Maryland, Reno, Nevada and Chicago, Illinois.

Forward-looking Statements
The presentation referred to above contains “forward-looking statements” within the meaning of the federal securities laws - that is, statements about the future, not about past events. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “could,” “can have,” “likely” and other words and terms of similar meaning. Forward-looking statements made include any statement that does not directly relate to any historical or current fact and may include, but are not limited to, statements regarding U.S. Silica's growth opportunities, strategy, future financial results, forecasts, projections, plans and capital expenditures, and the commercial silica industry. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are global economic conditions; fluctuations in demand for commercial silica, diatomaceous earth, perlite, clay and cellulose; fluctuations in demand for frac sand or the development of either effective alternative proppants or new processes to replace hydraulic fracturing; changes in production spending by companies in the oil and gas industry and changes in the level of oil and natural gas exploration and development; general economic, political and business conditions in key regions of the world; pricing pressure; weather and seasonal factors; the cyclical nature of our customers’ business; our inability to meet our financial and performance targets and other forecasts or expectations; our substantial indebtedness and pension obligations, including restrictions on our operations imposed by our indebtedness; operational modifications, delays or cancellations; prices for electricity, natural gas and diesel fuel; our ability to maintain our transportation network; changes in government regulations and regulatory requirements, including those related to mining, explosives, chemicals, and oil and gas production; silica-related health issues and corresponding litigation; and other risks and uncertainties detailed in this press release and our most recent Forms 10-K, 10-Q, and 8-K filed with or furnished to the U.S. Securities and Exchange Commission.. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. The forward-looking statements speak only as of the date of the presentation referred to above, and we disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

U.S. SILICA HOLDINGS, INC.
SELECTED FINANCIAL DATA FROM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; dollars in thousands, except per share amounts)

	Three Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018
Total sales	$394,854	$378,750	$427,433
Total cost of sales (excluding depreciation, depletion and amortization)	294,160	297,538	292,845
Operating expenses:
Selling, general and administrative	38,659	34,656	42,232
Depreciation, depletion and amortization	44,899	44,600	36,563
Asset impairment	—	—	16,184
Total operating expenses	83,558	79,256	94,979
Operating income	17,136	1,956	39,609
Other (expense) income:
Interest expense	(23,765)	(23,978)	(20,214)
Other income, net, including interest income	15,074	722	1,081
Total other expense	(8,691)	(23,256)	(19,133)
Income (loss) before income taxes	8,445	(21,300)	20,476
Income tax (expense) benefit	(2,384)	1,972	(2,832)
Net income (loss)	$6,061	$(19,328)	$17,644
Less: Net loss attributable to non-controlling interest	(89)	(4)	—
Net income (loss) attributable to U.S. Silica Holdings, Inc.	$6,150	$(19,324)	$17,644

Earnings (loss) per share attributable to U.S. Silica Holdings, Inc.:
Basic	$0.08	$(0.26)	$0.23
Diluted	$0.08	$(0.26)	$0.22
Weighted average shares outstanding:
Basic	73,301	73,040	77,784
Diluted	73,505	73,040	78,480
Dividends declared per share	$0.06	$0.06	$0.06

U.S. SILICA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; dollars in thousands)

	June 30, 2019	December 31, 2018

ASSETS
Current Assets:
Cash and cash equivalents	$189,388	$202,498
Accounts receivable, net	237,393	215,486
Inventories, net	148,397	162,087
Prepaid expenses and other current assets	12,876	17,966
Income tax deposits	2,010	2,200
Total current assets	590,064	600,237
Property, plant and mine development, net	1,803,203	1,826,303
Operating lease right-of-use assets	196,660	—
Goodwill	273,524	261,340
Intangible assets, net	189,207	194,626
Other assets	12,856	18,334
Total assets	$3,065,514	$2,900,840
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$231,260	$216,400
Current portion of operating lease liabilities	59,479	—
Current portion of long-term debt	13,093	13,327
Current portion of deferred revenue	26,161	31,612
Total current liabilities	329,993	261,339
Long-term debt, net	1,229,820	1,246,428
Deferred revenue	81,904	81,707
Liability for pension and other post-retirement benefits	60,830	57,194
Deferred income taxes, net	130,942	137,239
Operating lease liabilities	139,379	—
Other long-term liabilities	60,181	64,629
Total liabilities	2,033,049	1,848,536
Stockholders’ Equity:
Preferred stock	—	—
Common stock	821	818
Additional paid-in capital	1,176,057	1,169,383
Retained earnings	45,224	67,854
Treasury stock, at cost	(180,775)	(178,215)
Accumulated other comprehensive loss	(21,382)	(15,020)
Total U.S. Silica Holdings, Inc. stockholders’ equity	1,019,945	1,044,820
Non-controlling interest	12,520	7,484
Total stockholders' equity	1,032,465	1,052,304
Total liabilities and stockholders’ equity	$3,065,514	$2,900,840

Non-GAAP Financial Measures
Segment Contribution Margin
Segment contribution margin is a key metric that management uses to evaluate our operating performance and to determine resource allocation between segments. Segment contribution margin excludes certain corporate costs not associated with the operations of the segment. These unallocated costs include costs related to corporate functional areas such as sales, production and engineering, corporate purchasing, accounting, treasury, information technology, legal and human resources.
The following table sets forth a reconciliation of net income (loss), the most directly comparable GAAP financial measure, to segment contribution margin.

(All amounts in thousands)	Three Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018
Sales:
Oil & Gas Proppants	$273,064	$260,477	$324,063
Industrial & Specialty Products	121,790	118,273	103,370
Total sales	394,854	378,750	427,433
Segment contribution margin:
Oil & Gas Proppants	71,456	58,588	114,607
Industrial & Specialty Products	50,145	44,561	41,301
Total segment contribution margin	121,601	103,149	155,908
Operating activities excluded from segment cost of sales	(20,907)	(21,937)	(21,320)
Selling, general and administrative	(38,659)	(34,656)	(42,232)
Depreciation, depletion and amortization	(44,899)	(44,600)	(36,563)
Asset impairment	—	—	(16,184)
Interest expense	(23,765)	(23,978)	(20,214)
Other income, net, including interest income	15,074	722	1,081
Income tax (expense) benefit	(2,384)	1,972	(2,832)
Net income (loss)	$6,061	$(19,328)	$17,644
Less: Net loss attributable to non-controlling interest	(89)	(4)	—
Net income (loss) attributable to U.S. Silica Holdings, Inc.	$6,150	$(19,324)	$17,644

Adjusted EBITDA
Adjusted EBITDA is not a measure of our financial performance or liquidity under GAAP and should not be considered as an alternative to net income (loss) as a measure of operating performance, cash flows from operating activities as a measure of liquidity or any other performance measure derived in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized, and excludes certain charges that may recur in the future. Management compensates for these limitations by relying primarily on our GAAP results and by using Adjusted EBITDA only supplementally. Our measure of

Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.
The following table sets forth a reconciliation of net income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

(All amounts in thousands)	Three Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018
Net income (loss) attributable to U.S. Silica Holdings, Inc.	$6,150	$(19,324)	$17,644
Total interest expense, net of interest income	23,053	22,920	16,490
Provision for taxes	2,384	(1,972)	2,832
Total depreciation, depletion and amortization expenses	44,899	44,600	36,563
EBITDA	76,486	46,224	73,529
Non-cash incentive compensation (1)	2,799	4,045	6,931
Post-employment expenses (excluding service costs) (2)	323	552	554
Merger and acquisition related expenses (3)	6,091	4,783	17,624
Plant capacity expansion expenses (4)	3,740	8,571	10,721
Contract termination expenses (5)	—	1,000	—
Asset impairments (6)	—	—	16,184
Business optimization projects (7)	—	6	—
Facility closure costs (8)	4,654	2,426	—
Gain on valuation change of royalty note payable(9)	(14,100)	—	—
Other adjustments allowable under the Credit Agreement (10)	5,527	1,212	(1,932)
Adjusted EBITDA	$85,520	$68,819	$123,611

(1)	Reflects equity-based, non-cash compensation expense.
(2)
Includes net pension cost and net post-retirement cost relating to pension and other post-retirement benefit obligations during the applicable period, but in each case excluding the service cost relating to benefits earned during such period. Non-service net periodic benefit costs are not considered reflective of our operating performance because these costs do not exclusively originate from employee services during the applicable period and may experience periodic fluctuations as a result of changes in non-operating factors, including changes in discount rates, changes in expected returns on benefit plan assets, and other demographic actuarial assumptions.

(3)
Merger and acquisition related expenses include legal fees, consulting fees, bank fees, severance costs, certain purchase accounting items such as the amortization of inventory fair value step-up, information technology integration costs and similar charges. While these costs are not operational in nature and are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in the future as we continue to integrate prior acquisitions and pursue any future acquisitions.

(4)
Plant capacity expansion expenses include expenses that are not inventoriable or capitalizable as related to plant expansion projects greater than $5 million in capital expenditures or plant start up projects. While these expenses are not operational in nature and are not expected to continue for any singular project on an ongoing basis, similar types of expenses have occurred in prior periods and may recur in the future if we continue to pursue future plant capacity expansion.

(5)
Reflects contract termination expenses related to strategically exiting a service contract and losses related to sub-leases. While these expenses are not operational in nature and are not expected to continue for any singular event on an ongoing basis, similar types of expenses have occurred in prior periods and may recur in the future as we continue to strategically evaluate our contracts.

(6)	The second quarter of 2018 reflects a $16.2 million asset impairment related to the closure of our resin coating facility and associated product portfolio.
(7)
Reflects costs incurred related to business optimization projects within our corporate center, which aim to measure and improve the efficiency, productivity and performance of our organization. While these costs are not operational in nature and are not expected to continue for any singular project on an ongoing basis, similar types of expenses may recur in the future.

(8)
Reflects costs incurred related to idled sand facilities and closed corporate offices, including severance costs and remaining contracted costs such as office lease costs, maintenance, and utilities. While these costs are not operational in nature and are not expected to continue for any singular event on an ongoing basis, similar types of expenses may recur in the future.

(9)
Gain on valuation change of royalty note payable due to a change in estimate of future tonnages and sales related to the sand shipped from our Tyler, Texas facility. This gain is not operational in nature and is not expected to continue for any singular event on an ongoing basis.

(10)
Reflects miscellaneous adjustments permitted under the Credit Agreement. The second quarter of 2019 includes $4.2 million of loss contingencies reserve. The first quarter of 2019 includes $2.2 million of loss contingencies reserve offset by insurance proceeds of $2.2 million. The second quarter of 2018 includes a $2.7 million credit as a result of the final settlement of contract termination costs related to the divestiture of assets in the first quarter of 2018.

Investor Contacts
Michael Lawson
Vice President of Investor Relations and Corporate Communications
301-682-0304
lawsonm@ussilica.com